Exhibit 21.1

                               AXEDA SYSTEMS INC.
                                  SUBSIDIARIES

United States Corporations, wholly owned subsidiaries of Axeda Systems Inc.:

1. RAVISENT IP, Inc.: a Nevada Corporation

2. RAVISENT Operating Company Inc.: a Delaware Corporation

3. Liuco, Inc.: a Delaware Corporation

4. RAVISENT Technologies Internet Appliance Group, Inc.: a Delaware Corporation


Israeli Entity:

5. Axeda Systems Ltd.: an Israeli corporation, wholly owned by Axeda Systems
Inc.

Wholly owned subsidiaries of Axeda Systems Ltd.:

6. Axeda Systems Operating Company, Inc.: US company incorporated in
Massachusetts

7. eMation R&D, Inc.: US company incorporated in Massachusetts

8. Axeda Systems S.A.S.: a French corporation

9. Axeda Systems B.V.: a corporation incorporated under the laws of the Netherlands

10. Axeda Systems Limited: a UK corporation 11. Axeda Systems KK: a Japanese corporation

German Entities:

12. Erste Cinco Vermogensverwaltungs GmbH: wholly owned subsidiary of Axeda Systems Inc.

13. Viona Vervatungs GmbH: wholly owned subsidiary of Erste Cinco
Vermogensverwaltungs GmbH.

14. Viona Development Hard and Software Engineering GmbH & Co. KG: a limited partnership owned by Erste Cinco Vermogensverwaltungs GmbH (12 above) and Viona Vervatungs GmbH (13 above).

15. Axeda Systems GmbH: wholly owned subsidiary of Axeda Systems Inc.

Canadian Entities:

16. RAVISENT Nova Scotia: an unlimited liability Nova Scotia company wholly owned by Axeda Systems Inc.

17. RAVISENT British Columbia: a corporation organized under the laws of British Columbia wholly owned by RAVISENT Nova Scotia